EXHIBIT 8.1

14th Floor, Jiusong Centre

No. 198 Ganjiang North Road

Nanchang, China 330000

June 22, 2026

To: Ruanyun Edai Technology Inc.

Re: Certain PRC Law Matters of Ruanyun Edai Technology Inc. (the “Company”)

Dear Sir/Madam,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of issuing this opinion, excluding Hong Kong Special Administration Region, Macau Special Administration Region and Taiwan) and as such are qualified to issue this opinion with respect to all laws, regulations, statutes, rules, decrees, guidelines, notices, and judicial interpretations and other legislations of the PRC currently in force and publicly available as of the date hereof (hereinafter referred to as the “PRC Laws”).

We are acting as your PRC legal counsel in connection with (a) the proposed offering (the “Offering”) of up to 20,000,000 ordinary shares, par value $0.0002 per share (the “Ordinary Shares”), that may be sold by ARC Group International Ltd. (the “Selling Shareholder”), including up to 18,800,000 Ordinary Shares which the Company may issue and sell to the Selling Shareholder from time to time pursuant to the Purchase Agreement (as defined below), and 1,200,000 Ordinary Shares previously issued to the Selling Shareholder as commitment shares, as set forth in the Company’s registration statement on Form F-1 (File No. 333-296374), including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “SEC”) in relation to the Offering, and (b) the continued listing and trading of the Company’s Ordinary Shares on the Nasdaq Capital Market under the symbol “RYET”.

The following terms as used in this opinion are defined as follows.

“M&A Rules”	means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which was issued by six PRC regulatory agencies, namely, the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”) and the State Administration for Foreign Exchange, on August 8, 2006 and became effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009.

“Purchase Agreement”	means the equity purchase agreement entered into between the Company and ARC Group International Ltd. on December 17, 2025, pursuant to which the Selling Shareholder has committed to purchase from the Company, at the Company’s direction, up to $100.0 million of Ordinary Shares, subject to the terms and conditions specified therein.

“PRC Entities”	means, collectively, the PRC Subsidiary, the Variable Interest Entity and the Subsidiaries of the Variable Interest Entity, as described in the Registration Statement.

“PRC Subsidiary”	means Rollingthunder Technology (Jiangxi) Co., Ltd.

“Subsidiaries of the Variable Interest Entity”	means, collectively, Jiangxi Ruanyun Technology Co., Ltd. (Shenzhen Branch), Jiangxi Alphabet Technology Co., Ltd., Jiangxi Huizuoye Technology Co., Ltd., Jiangxi Ruanyun Zhitou Education Consulting Co., Ltd., Jiangxi Yunxiaotong Technology Co., Ltd., Gongqing City Yunxiao Bulter Technology Co., Ltd., and Chongqing Huizhi Plan Technology Co., Ltd.

“Trial Measures and Circular”	means the Circular on the Administrative Arrangements for Filing of Securities Offering and Listing By Domestic Companies, and the set of regulations consisting of the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, and five supporting guidelines, issued by the CSRC on February 17, 2023 and came into effect on March 31, 2023.

“Variable Interest Entity”	means Jiangxi Ruanyun Technology Co., Ltd.

For the purpose of giving this opinion, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of corporate records, agreements, documents and other instruments provided to us and such other documents or certificates issued by governmental authorities or representations made by officials of government authorities or other public organizations and by officers or representatives of the Company as we have deemed necessary and appropriate as a basis for the opinions hereinafter set forth.

In rendering the opinions expressed below, we have assumed:

(a)       the authenticity of the documents submitted to us as originals and the conformity to the originals of the documents submitted to us as copies;

(b)       the truthfulness, accuracy and completeness of all corporate minutes, resolutions and documents of or in connection with the PRC Entities as they were presented to us;

(c)       that the documents and the corporate minutes and resolutions which have been presented to us remain in full force and effect as of the date hereof and have not been revoked, amended, varied or supplemented, except as noted therein;

(d)       in response to our due diligence inquiries, requests and investigation for the purpose of this opinion, all the relevant information and materials that have been provided to us by the Company and the PRC Entities, including all factual statements in the documents and all other factual information provided to us by the Company and the PRC Entities, and the statements made by the Company, the PRC Entities and relevant government officials, are true, accurate, complete and not misleading, and that the Company has not withheld anything that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part. Where important facts were not independently established to us, we have relied upon certificates issued by governmental authorities and appropriate representatives of the Company and/or other relevant entities and/or upon representations made by such persons in the course of our inquiry and consultation;

(e)       that all parties to the documents provided to us in connection with this opinion, other than the PRC Entities, have the requisite power and authority to enter into, and have duly executed, delivered and/or issued those documents to which they are parties, and have the requisite power and authority to perform their obligations thereunder; and

(f)       with respect to all parties, the due compliance with, and the legality, validity, effectiveness and enforceability under, all laws other than the laws of the PRC.

We do not purport to be experts on and do not purport to be generally familiar with or qualified to express legal opinions on any laws other than the laws of the PRC and accordingly express no legal opinion herein on any laws of any jurisdiction other than the PRC.

Based on the foregoing and subject to the qualifications set out below, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

1.

Based on our understanding of the current PRC Laws, (i) the ownership structures of the PRC Entities, both currently and immediately after giving effect to the Offering, do not and will not contravene any applicable PRC Laws currently in effect; and (ii) the contractual arrangements among the PRC Subsidiary, the Variable Interest Entity and its shareholders, as described in the Registration Statement, governed by PRC Laws are valid and binding upon each party to such arrangements and enforceable against each party thereto in accordance with their terms and applicable PRC Laws currently in effect, and do not and will not contravene any PRC Laws currently in effect. However, there are substantial uncertainties regarding the interpretation and application of PRC Laws and future PRC Laws and regulations, and there can be no assurance that the PRC regulatory authorities will not take a view that is contrary to or otherwise different from our opinion stated above.

2.	Based on our understanding of the current PRC Laws and the Trial Measures and Circular, the Company completed its filing with the CSRC in connection with its initial public offering and listing of the Ordinary Shares on the Nasdaq Capital Market in accordance with the applicable requirements thereunder. With respect to the Offering contemplated by the Registration Statement, which relates to the resale of Ordinary Shares by the Selling Shareholder and the potential issuance of Ordinary Shares by the Company to the Selling Shareholder pursuant to the Purchase Agreement, we are of the view that such transactions do not constitute a separate overseas offering or listing by a domestic company that would require prior approval from, or a new filing with, the CSRC under the Trial Measures and the Circular. Accordingly, based on our understanding of the current PRC Laws, no additional CSRC approval or filing is required in connection with the Offering. However, the Trial Measures and the Circular are relatively new regulations, and their interpretation, application and enforcement by the relevant PRC regulatory authorities remain subject to uncertainty. There can be no assurance that the CSRC or other PRC regulatory authorities will reach the same conclusion as set forth above.

3.	The M&A Rules, among other things, purport to require that an offshore special purpose vehicle controlled directly or indirectly by PRC domestic companies or individuals and formed for the purpose of overseas listing through acquisitions of PRC domestic interests held by such PRC companies or individuals obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. Based on our understanding of the current PRC Laws, prior approval from the CSRC is not required under the M&A Rules for the Offering or the continued listing and trading of the Ordinary Shares on the Nasdaq Capital Market because, among other things, (i) the PRC Subsidiary was established through foreign direct investment rather than through a merger with or acquisition of a PRC domestic company as contemplated under the M&A Rules, and (ii) no provision of the M&A Rules classifies the contractual arrangements among the PRC Subsidiary, the Variable Interest Entity and its shareholders as an acquisition transaction falling within the scope of the M&A Rules. However, uncertainties remain as to how the M&A Rules will be interpreted, implemented and enforced by the relevant PRC authorities, and our opinion is subject to any future laws, regulations, rules or official interpretations relating thereto.

4.	The recognition and enforcement of foreign judgments are provided for under the Civil Procedure Law of the PRC. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the Civil Procedure Law of the PRC based either on treaties between China and the jurisdiction where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the Civil Procedure Law of the PRC, courts in the PRC will not recognize or enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC Law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

5.	The statements made in the Registration Statement under the captions “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Taxation—PRC”, “Material Income Tax Considerations—PRC Taxation” and elsewhere with respect to the PRC tax laws and regulations or interpretations, constitute true, accurate and correct descriptions of the matters described therein in all material respects and such statements represent our opinion.

6.	The statements set forth in the Registration Statement on the cover page and under the captions “Prospectus Summary”, “Risk Factors”, “Use of Proceeds”, “Dividend Policy”, “Corporate History and Structure”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Business”, “Regulation”, “Management”, “Related Party Transactions”, “Principal Shareholders”, “Material Income Tax Considerations”, “Enforcement of Liabilities” and elsewhere in each case insofar as such statements describe or summarize PRC Law matters, or documents, agreements or proceedings governed by PRC Laws, including statements that relate to the Company and each of the PRC Entities and their respective businesses, are true and accurate in all material respects, are correctly set forth therein, fairly present or summarize in all material respects the PRC legal and regulatory matters, documents, agreements or proceedings referred to therein, do not contain an untrue statement of a material fact, and do not omit to state any material fact necessary to make the statements, in light of the circumstances under which they were made, not misleading.

The foregoing opinion is further subject to the following qualifications:

(a)	we express no opinion as to any laws other than the PRC Laws in force on the date of this opinion;

(b)

the PRC Laws referred to herein are laws currently in force and there is no guarantee that any of such laws, or the interpretation thereof or enforcement therefore, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect;

(c)	this opinion is intended to be used in the context which is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter; and

(d)	this opinion is subject to the effects of (i) certain legal or statutory principles affecting the validity and enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney’s fees and other costs, and the waiver of immunity from jurisdiction of any court or from legal process; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

This opinion is delivered in our capacity as the Company’s PRC legal counsel solely for the purpose of the Registration Statement filed with the SEC on the date of this opinion and may not be used for any other purpose without our prior written consent.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name under the captions “Prospectus Summary”, “Risk Factors”, “Corporate History and Structure”, “Regulation”, “Legal Matters”, “Enforcement of Liabilities”, and elsewhere in such Registration Statement. We do not thereby admit that we fall within the category of the persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Hui Ye Law Firm

Hui Ye Law Firm